Moody National REIT II, Inc. 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

Following the filing of its Annual Report on Form 10-K on March 29, 2023, I would like to provide an update on REIT II for the fiscal year ending December 31, 2022, including the updated estimated Net Asset Value, or “NAV,” per share as of December 31, 2022. I would like to start by providing a general hotel industry update.

According to Smith Travel Research, the U.S. hotel industry reported an occupancy rate of 64.3% in 2022, which is a 12.9% increase compared to 2021. The ADR, or Average Daily Rate, for 2022 was $148.92, which is a 16.7% increase compared to 2021. RevPAR, or Revenue Per Available Room, was $95.81 for 2022, which is a 35.6% increase compared to 2021. These numbers indicate a strong recovery in the industry, driven by a resurgence in leisure travel, as well as a gradual return of business travel. Smith Travel Research also reports that the U.S. hotel industry is expected to continue its recovery in 2023, with RevPAR, occupancy, and ADR all projected to increase. Smith Travel Research states that "RevPAR is projected to grow 4.5% in 2023, driven by a 2.3% increase in occupancy and a 2.2% increase in ADR."

While a potential recession in 2023 is a concern for many industries, including the hotel industry, there are indications that the sector could weather the storm. According to Smith Travel Research’s  revised forecast, "U.S. hotels will see continued recovery in 2022, and while the pace of growth will slow, demand will remain resilient through a potential economic slowdown in 2023."

The majority of the REIT II portfolio consists of properties located in dynamic, major metropolitan markets like Austin, Nashville, Dallas-Fort Worth, Houston, and Seattle. Below are some general market updates for these cities.

1.	Austin, TX: In 2022, Austin's hotel occupancy was 68.9%, with an ADR of $217.92 and RevPAR of $150.19, all up from 2021. This reflects the city's strong appeal to leisure and business travelers alike, with events such as South by Southwest (SXSW) and Austin City Limits (ACL) driving demand, along with the University of Texas and a variety of major tech giants.

2.	Nashville, TN: In 2022, Nashville's hotel occupancy was 63.5%, with an ADR of $201.14 and RevPAR of $127.83, all up from 2021. This reflects the city's popularity as a music and entertainment destination, as well as its appeal to business travelers - including several large convention centers.

3.	Dallas, TX: In 2022, Dallas' hotel occupancy was 58.9%, with an ADR of $121.08 and RevPAR of $71.29, all up from 2021. This reflects the city's importance as a business and convention destination, with several large convention centers, as well as its appeal to leisure travelers, with attractions such as the Dallas Arts District.

4.	Houston, TX: In 2022, Houston's hotel occupancy was 59.5%, with an ADR of $110.64 and RevPAR of $65.78, all up from 2021. This reflects the city's importance as a hub of energy, medicine and business.

5.	Seattle, WA: In 2022, Seattle's hotel occupancy was 66.5%, with an ADR of $189.23 and RevPAR of $125.82, all up from 2021. This reflects the city's popularity as a tech and business hub, as well as its appeal to leisure travelers, with attractions such as cruise lines and Pike Place Market.

The extended-stay hotel and suite hotel segments have been outperforming the broader hotel industry in recent years, and this trend is expected to continue in 2023. This is favorable for REIT II because two-thirds (2/3RD )  of the portfolio consists of “extended stay” and “suite” segmented hotels. According to data from Smith Travel Research, the extended-stay segment saw the strongest RevPAR growth of any segment in 2022, with a 33.8% increase over 2021. The suite hotel segment has also been performing well in recent years, with data from Smith Travel Research indicating that the segment saw strong growth in occupancy, ADR, and RevPAR in 2022. According to a report by HVS, this trend is expected to continue. The report states: "The suite hotel segment is one of the fastest-growing segments within the hospitality industry, with a projected growth rate of 7.4% between 2022 and 2026."

Lastly, please note that the portfolio also has three loans maturing this year.  We are working on extending or refinancing each of these loans.

For more information on the REIT portfolio’s 15 assets, please see the Annual Report on Form 10-K as filed with the SEC on March 29, 2023, or visit www.moodynationalreit.com.

REIT II Year-End 2022 Summary

For the 12 months ended December 31, 2022, total revenues increased $20.8 million to approximately $77.4 million, which is an increase of approximately 37% from 2021.  REIT II’s year end 2022 RevPAR finished up 37.4% from the prior year to $94.25. By comparison, the national average hotel RevPAR growth in 2022 was 30.6%, and the REIT II competitive set experienced 38.9% growth in 2022. In other words, REIT II is performing in-line with the competitive set, and ahead of the national average with respect to year-over-year RevPAR growth.

While we welcome a 37% increase in both total revenue and RevPAR, as we’ve mentioned before, it is prudent to compare to pre-pandemic performance for perspective. In 2019, the REIT II RevPAR for the same period was $104.30, representing a 10.6% variance from 2022. While the gap is closing, the REIT II portfolio is still below 2019 RevPAR levels.

New Estimated NAV per Share

On March 29, 2023, our board of directors determined an estimated NAV per share of each of our Class A shares, Class T shares and Class I shares of $19.45 as of December 31, 2022. This represents an increase from the estimated NAV per share of as of December 31, 2021 of $19.40. The December 31, 2022 estimated NAV per share value is based in part on appraisals of the fair value of our investments in hotel properties provided by Kendall Realty Consulting Group, LLC, an independent appraiser. The $19.45 per share represents a portfolio property value of $536.6 million. By comparison, in 2019, the REIT II portfolio appraised at $550.2 million. See Part II., Item 5. of the Annual Report on Form 10-K, filed with the SEC on March 29, 2023, for additional discussion of the NAV per share as of December 31, 2022.

Distributions and Share Repurchase Program

We continue to receive questions with respect to shareholder distributions and the resumption of the Share Repurchase Program, or ”SRP”. As we have described in prior communication, the REIT II cash flow levels to date have not satisfied basic operational expenses such as deferred mortgage payments, payroll, taxes and insurance, and other expenses. To meet the cash flow shortage, Moody National Capital, LLC, an affiliate of our sponsor, has had to provide a series of cash advances to meet REIT II’s operating expenses. As disclosed in the Form 10-K, Moody Capital has now loaned REIT II a total of $30.1 million in the form of four separate related party notes.  However, as the REIT performance has continued to improve, the need for subsequent cash advances diminishes. As disclosed in Form 10-K, the last advance utilized was in June 2022.  See Part II., Item 7. of the Annual Report on Form 10-K, filed with the SEC on March 29, 2023, for additional discussion of the loans from Moody National Capital.

Furthermore, one hotel loan, secured by the Residence Inn Grapevine, has recently achieved a debt service that enabled it to be removed from cash trap, and we expect two other hotel loans, secured by Homewood Suites Austin and Embassy Suites Nashville, to be removed from cash trap in short order.  These loans being removed from cash trap would potentially provide additional resources of cash flow beyond what REIT II has experienced since 2020.

Finally, by way of reminder, Modified Funds from Operations (“MFFO”) is a non-GAAP supplemental financial performance measure that our management uses in evaluating our operating performance, and a key indicator of the free cash flow required (i) to pay back the $30+MM in cash advances I discussed earlier, (ii) resume the SRP and (iii) look to initiate a distribution. For 2022, the REIT II MFFO was -$2.4 million. While we need to see substantial improvement in MFFO, we are pleased to see that MFFO did experience a significant increase from 2021 where it was -$11.9 million.  In summary, we are continuing to monitor cash flow and we will notify shareholders if any progress is made to this end. See Part II., Item 7. of the Annual Report on Form 10-K, filed with the SEC on March 29, 2023, for additional discussion of our calculation of MFFO.

Let me end by reiterating our sincerest gratitude for your patience and support as we have navigated these last three years without distributions or share repurchases. We have spoken with many of you, and have been overwhelmed with your understanding given the tough circumstances. Maintaining the assets through Covid is a success, as many hotel funds have lost hotels to lenders.  Furthermore, we are pleased that REIT II has seen an increase in value on its fifteen hotels as our number one goal is to preserve and protect your equity.  We still have much more to do, but if 2022 growth is any indication, we are hopeful for continued progress in 2023 despite a potential economic slowdown.

Thank you for your time today.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES